Exhibit 99.2

Exhibit 99.2

WORKING CAPITAL PRODUCTIVITY INITIATIVE—DEFINITIONS

Net operating working capital (NOWC) is defined as accounts receivable and inventory, less accounts payable For 2004, reduction in NOWC is measured as a percent of sales, against 2003 sales levels. For 2005, reduction in NOWC is measured as a percent of sales, against 2004 sales levels. NOWC accounts are measured as the average of beginning and ending balance, a 2-point average, to accommodate for seasonality The calculation of sales in the percent of sales calculation is annualized quarterly sales for the quarter being measured We believe NOWC is a supplemental measure of our productivity initiative progress because these working capital items are more directly associated with factors that our businesses can influence through payment terms and other methods Measuring NOWC productivity in terms of 2003 and 2004 sales allows for the increase in NOWC necessary to support sales growth

First Quarter 2005

WORKING CAPITAL PRODUCTIVITY INITIATIVE – Key Data

Reconciliation of GAAP Working Capital to Net Operating Working Capital

($ in millions) Actual 12/31/03 Actual 03/31/04 Actual 06/30/04 Actual 09/30/04 Actual 12/31/04 Actual 03/31/05

Cash & Cash Equivalents $215 $271 $313 $285 $270 $207

Short Term Investments $10 $- $- $239 $5 $-

Accounts Receivable ** $943 $884 $1,038 $1,044 $1,045 $870

Inventories ** $1,098 $1,143 $1,105 $1,089 $1,057 $1,157

Other Current Assets $160 $173 $171 $200 $185 $188

Current Assets $2,426 $2,471 $2,627 $2,857 $2,562 $2,422

Notes Payable & Current Maturities $269 $281 $280 $317 $234 $218

Accounts Payable ** $380 $382 $434 $464 $556 $472

Accrued Liabilities $867 $846 $939 $932 $961 $857

Current Liabilities $1,516 $1,509 $1,653 $1,713 $1,751 $1,547

GAAP Working Capital* $910 $962 $974 $1,144 $811 $875

Net Operating Working Capital** $1,661 $1,645 $1,709 $1,669 $1,546 $1,555

* GAAP Working Capital = Current Assets—Current Liabilities

** Net Operating Working Capital = Accounts Receivable+Inventory-Accounts Payable

Numbers above include discontinued operations.

First Quarter 2005

WORKING CAPITAL PRODUCTIVITY INITIATIVE – Key Data (continued)

Actual 12/31/03 Actual 03/31/04 Actual 06/30/04 Actual 09/30/04 Actual 12/31/04 Actual 03/31/05

Sales (as reported) $1,945 $1,833 $2,095 $2,148 $2,151 $1,915

Annualized Sales (F) 7,780 7,332 8,380 8,592 8,604 7,660

NOWC as a percentage of sales 22.1% 22.5% 20.0% 19.7% 18.7% 20.2%

(average of two periods NOWC divided by Annualized Sales) *

Cumulative change in NOWC as a percentage of sales (December 31, 2004 less December 31, 2003) (G)* -3.4%

Cumulative change in NOWC as a percentage of sales (March 31, 2005 less March 31, 2004) (H)* -2.3%

Cumulative change in NOWC at 2003 sales levels (G multiplied by F at December 31, 2003)* ($263)

Change in NOWC at 1Q 2004 sales levels (G multiplied by F at March 31, 2004)* ($169)

Total Change in NOWC ($432)

* Amounts may be affected by rounding

Numbers above include discontinued operations.

First Quarter 2005

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS)

($ in millions after-tax, except Per Share) 1st Quarter 2005

After-tax Per Share

Net Income $45.0 $0.22

Discontinued Operations-Papers & related (27.6) (0.13)

Restructuring 3.4 0.01

Net Income before Unusual items $20.8 $0.10

Less Gains on Sales of Forestlands 24.5 0.12

Net Loss before Unusual items & Land Sales $(3.7) $(0.02)

First Quarter 2005